Exhibit 10.12

TRADEMARK LICENSE AGREEMENT

THIS TRADEMARK LICENSE AGREEMENT (“License Agreement”) is effective as of the 1st day of June, 2018 (the “Effective Date”), by and between: Covia Holdings Corporation, a Delaware Corporation, having a business address at 258 Elm Street, New Canaan, CT 06840 (hereinafter “Licensor”); and SCR-Sibelco N.V., a corporation of Belgium, having a business address at Plantin Moretuslei 1A Antwerp Belgium B-2018 (hereinafter “Licensee”).

WHEREAS, Licensor claims ownership of the marks listed in the attached Schedule A for use in connection with industrial minerals (hereinafter “Said Marks”), and is the owner of the trademark applications and trademark registrations listed in the attached Schedule A for Said Marks; and

WHEREAS, Licensee desires to use Said Marks in connection with industrial minerals; and

WHEREAS, Licensor is willing to grant a perpetual, royalty-free, non-exclusive license to Licensee to use Said marks in connection with industrial minerals;

NOW, THEREFORE, in consideration of the mutual promises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. GRANT OF LICENSE

Licensor grants to Licensee and its Affiliates a worldwide, excluding North America and Mexico, royalty-free, nonexclusive license to use Said Marks (including but not limited to the DUSTSHIELD and DST marks) in connection with the industrial minerals and services identified with each of Said Marks in the attached Schedule A, and Licensee accepts the license subject to the terms and conditions set forth in this License Agreement. For the purpose of this License Agreement, an “Affiliate” of a party means an individual, corporation, partnership, joint venture, limited liability company, unincorporated organization, trust, association, or other entity (“Person”) that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the party. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise/ownership, beneficially or of record, of more than 50 percent (50%) of the voting securities of a Person.

Licensor further grants to Licensee and its Affiliates a royalty-free, nonexclusive license to use the DUSTSHIELD and DST marks in connection with the industrial minerals and services identified with each of the DUSTSHIELD and DST marks in the attached Schedule A in North America and Mexico, and Licensee accepts the license subject to the terms and conditions set forth in this License Agreement.

For the avoidance of doubt, the royalty-free, nonexclusive license granted in this Section 1 includes, but is not limited to, the trademark applications and trademark registrations listed in the attached Schedule A for Said Marks and any new trademark applications and trademark registrations filed and registered for Said Marks in the future for use in in connection with the industrial minerals and services identified with Said Marks in the attached Schedule A.

2. SUBLICENSING AND ASSIGNMENT

The royalty-free, non-exclusive license to use Said Marks conferred to Licensee and its Affiliates in Section 1 above is not assignable or otherwise transferrable, whether voluntarily, involuntarily, by operation of law, or otherwise (other than exhaustion or the first sale doctrines or other similar rights conferred on third parties), by Licensee to any third parties (other than Licensee’s Affiliates), and does not include the right to sublicense Said Marks to any third parties (other than Licensee’s Affiliates) without the consent of Licensor, which consent Licensor shall not unreasonably withhold, condition, or delay. For purposes of this License Agreement, an assignment shall include: (i) the sale or transfer of substantially all of the assets of Licensee; (ii) the sale or transfer of a majority or controlling interest in Licensee; or (iii) the statutory merger or consolidation of Licensee into another entity.

3. RIGHTS RETAINED BY LICENSOR

Licensor retains all rights not expressly conferred to Licensee and its Affiliates in this License Agreement including, but not limited to, the right to grant non-exclusive licenses to third parties. Without limiting the foregoing, all rights granted to Licensee under this License Agreement are subject to Licensor’s and its Affiliates’ reserved right to use Said Marks in their respective businesses, including in connection with the manufacture, promotion, advertising, distribution, and sale of products or services similar to or competitive with the industrial materials and services of Licensee and its Affiliates, anywhere in the world.

4. OWNERSHIP

Licensee acknowledges the ownership of Said Marks in Licensor and agrees that Licensee will do nothing inconsistent with such ownership. Licensee further agrees that use of Said Marks by such Licensee and its affiliates and subsidiaries shall inure to the benefit of and be on behalf of Licensor. If Licensee acquires any rights in the Licensed Mark, by operation of law or otherwise, Licensee hereby irrevocably assigns such rights to Licensor without further action by any of the parties. Licensee agrees that nothing in this License Agreement shall give Licensee any right, title or interest in Said Marks other than the right to use Said Marks in accordance with the terms of this License Agreement. Licensee agrees that Licensee will not attack the title of Licensor to Said Marks and/or the validity of Said marks and/or the applications or registrations thereof.

5. FURTHER ASSURANCES

Each party shall, at any time and from time to time on and after the Effective Date, upon request by the other party and without further consideration, take or cause to be taken such actions and execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such instruments and documents as may be required to better effectuate the spirit and purpose of this License Agreement, including but not limited to signing any necessary documents to record the license of any currently owned or newly filed trademark application and/or registration for Said Marks, within the limits of Section 1 above, with appropriate government authorities, as may be necessary.

6. QUALITY STANDARDS

Licensee agrees that the nature and quality of all goods and/or services rendered by Licensee in connection with Said Marks and all related advertising, promotional and other related uses of the Said Marks by Licensee shall conform to such reasonable standards as may be set by Licensor. Licensee acknowledges and is familiar with the high standards, quality, style, and image of Licensor and Licensor’s products and services, and Licensee shall, at all times, conduct its business and use Said Marks in a manner consistent with these standards, quality, style, and image.

7. QUALITY MAINTENANCE

Licensee agrees to cooperate with Licensor in its obligation under Section 6. Licensee shall comply with all applicable laws and regulations and obtain all appropriate government approvals pertaining to the sale, distribution and advertising of goods and services covered by Said Marks. Licensee shall promptly, upon Licensor’s request, provide Licensor with details of any complaints it has received relating to the goods and services of Licensee covered by Said Marks together with reports on the manner in which such complaints are being, or have been, dealt with and shall comply with any reasonable directions given by Licensor in respect thereof.

8. FORM OF USE

Licensee agrees to use Said Marks only in the form and manner and with appropriate legends and notices as prescribed from time to time by Licensor including that Said Marks are registered marks owned by Licensor.

9. INFRINGEMENT PROCEEDINGS

Licensee agrees to notify Licensor in writing of any unauthorized use of Said Marks by others as it comes to Licensee’s attention. Licensor, in its sole discretion, shall have the first right, but not obligation, to bring infringement and/or unfair competition proceedings involving Said Marks and recover any damages that may be rewarded. In the event Licensor brings an infringement and/or unfair competition proceedings involving Said Marks, Licensor may, for such purposes, request Licensee to join any such action or otherwise assist Licensor with such action, provided that all reasonable and documented costs and fees associated therewith shall be borne by Licensor.

However, in the event that Licensor does not take action with respect to the unauthorized use of Said Marks within one hundred twenty (120) days of receiving notice of such unauthorized use, then Licensee, in its sole discretion, shall have the right to bring infringement and/or unfair competition proceedings involving Said Marks and recover any damages that may be rewarded.

10. DISCLAIMER OF REPRESENTATIONS AND WARRANTIES.

Nothing in this Agreement constitutes any representation or warranty by Licensor that: (i) any of Said Marks is valid; (ii) any of Said Marks (if subject to a pending application) shall proceed to grant or, if granted, shall be valid; or (iii) the exercise by Licensee of rights granted under this License Agreement will not infringe the rights of any third party.

11. INDEMNIFICATION

Licensee shall indemnify, defend, and hold harmless Licensor and its Affiliates, officers, directors, employees, agents, successors, and assigns from and against all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers arising out of, in connection with, or relating to any actual or alleged: (a) breach by Licensee of any representation, warranty, covenant, or obligation under this License Agreement; or (b) Licensee’s exercise of its rights granted under this Agreement, including any product liability claim or infringement, dilution, or other violation of any intellectual property rights relating to the manufacture, promotion, advertising, distribution or sale of the of the goods and services of Licensee covered by Said Marks.

12. TERM AND TERMINATION

The license conferred to Licensee by this License Agreement is perpetual unless terminated in accordance with this Section. Licensor may terminate this License Agreement immediately on written notice to Licensee if: (i) Licensee breaches this License Agreement and (if such breach is curable) fails to cure such breach within ninety (90) days of being notified in writing to do so; provided, however, the parties agree that such ninety (90) day period shall be extended by an additional period of not less than thirty (30) days if Licensee is taking bona fide action to cure the breach at the end of such ninety (90) day period; (ii) Licensee (a) becomes insolvent or admits its inability to pay its debts generally as they become due; (b) becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law, which is not fully stayed within seven (7) business days or is not dismissed or vacated within forty-five (45) days after filing; (iii) is dissolved or liquidated or takes any corporate action for such purpose; (iv) makes a general assignment for the benefit of creditors; or (v) has a receiver, trustee, custodian, or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business. Upon the termination of this Agreement, Licensee shall cease all uses of Said Marks; provided, however, that Licensee shall have the right to dispose of all stocks of goods packaged, marked or otherwise branded with Said Marks in its possession and in the course of manufacture or production as of the date of termination for a period of one hundred twenty (120) days after the date of termination (or such longer period as the parties may agree, acting reasonably and in good faith, taking into account the quantity of such stocks of goods), in accordance with the terms and conditions of this Agreement.

13. SURVIVING RIGHTS

The rights and obligations of the parties set forth in this Section 13 and Section 4, Section 10, Section 11, Section 12, Section 15, Section 16, and any right, obligation, or required performance of the parties in this License Agreement, which, by its express terms or nature and context is intended to survive termination or expiration of this License Agreement, will survive any such termination.

14. MAINTENANCE OF TRADEMARKS

Licensor shall be solely responsible for filing and prosecuting trademark applications and maintaining trademark registrations for Said Marks and making all decisions related thereto in its sole discretion. If Licensor decides to not renew or otherwise maintain a trademark registration of Said Marks in any country, within the limits of Section 1 above, Licensor will provide reasonable notice to Licensee to allow Licensee to file the renewal or other maintenance action of such trademark registration, and wherein Licensee can, in its sole discretion, file said renewal and pay the renewal fee to maintain such trademark registration at Licensee’s expense. And, if Licensee exercises such right of renewal, Licensor shall promptly take the necessary steps and execute the necessary documents to assign all rights, title and interest in and to such trademark registration to Licensee.

15. GOVERNING LAW; SUBMISSION TO JURISDICTION.

This License Agreement is governed by and construed in accordance with the internal Laws of the State of Ohio without giving effect to any choice or conflict of law provision or rule (whether of the State of Ohio or any other jurisdiction) that would cause the application of laws of any other. Any legal suit, action, or proceeding arising out of this License Agreement will be instituted exclusively in the federal courts of the United States or the courts of the State of Ohio in each case located in the city of Cleveland and County of Cuyahoga, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, or proceeding. Service of process, summons, notice, or other document by mail to such party’s address set forth herein will be effective service of process for any suit, action, or other proceeding brought in any such court.

16. MISCELLANEOUS

The rights and obligations set forth in this License Agreement shall apply to any and all successors and permitted assigns of the Parties hereto. This License Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. No waiver by either party of any of the provisions hereof will be effective unless explicitly set forth in writing and signed by the waiving party. Except as otherwise set forth in this License Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power, or privilege arising from this License Agreement will operate or be construed as a waiver thereof; nor will any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege. If any term or provision of this License Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other term or provision of this License Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or other provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify this License Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent permitted under applicable law. Licensee acknowledges that a breach by Licensee of this License Agreement may cause Licensor irreparable harm, for which an award of damages would not be adequate compensation and agrees that, in the event of such a breach or threatened breach, Licensor will be entitled to equitable relief, including in the form of a restraining order, orders for preliminary or permanent injunction, specific performance, and any other relief that may be available from any court, and Licensee hereby waives any requirement for the securing or posting of any bond or the showing of actual monetary damages in connection with such relief. These remedies will not be deemed to be exclusive but are be in addition to all other remedies available under this License Agreement at law or in equity, subject to any express exclusions or limitations in this License Agreement to the contrary.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this License Agreement as of the Effective Date.

COVIA HOLDINGS CORPORATION		SCR-SIBELCO NV

By:	/s/ Campbell Jones	By:	/s/ Kurt Decat
Name:	Campbell Jones	Name:	Kurt Decat
Title:	Executive Vice President and Chief Operating Officer	Title:	Member Executive Committee

		By:	/s/ Laurence Boens
		Name:	Laurence Boens
		Title:	Member Executive Committee